     As filed with the Securities and Exchange Commission on April 5, 2000

                                                   Registration No. 333-________



                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                               HARTFORD LIFE, INC.
             (Exact name of registrant as specified in its charter)

      DELAWARE                                              06-1470915
(State of other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                             Identification No.)


                              200 HOPMEADOW STREET
                               SIMSBURY, CT 06089
                     (Address of Principal Executive Offices
                               including Zip Code)

                    THE HARTFORD INVESTMENT AND SAVINGS PLAN
                            (Full title of the Plan)

                               LYNDA GODKIN, ESQ.
                    SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                               HARTFORD LIFE, INC.
                              200 HOPMEADOW STREET
                               SIMSBURY, CT 06089
                                 (860) 843-3153
            (Name, address and telephone number of agent for service)

                         CALCULATION OF REGISTRATION FEE


                                                   Proposed
                                                    maximum              Proposed
        Title of                                   offering              maximum
     securities to           Amount to be          price per            aggregate             Amount of
     be registered            registered             unit             offering price      registration fee

----------------------------------------------------------------------------------------------------------
     Common Stock,
     par value $.01
       per share          5,000,000(1)              $43.375        $216,875,000(2)          $57,255.00



(1)The number of shares of Company Common Stock to be offered pursuant to The Hartford Investment and Savings Plan (the "Plan") (5,000,000 shares). In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(2)Computed pursuant to Rule 457(h) solely for the purpose of determining the registration fee, and based on the average of the high and low prices per share of the Common Stock as reported on the New York Stock Exchange for March 30, 2000.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

         Incorporated by reference in this Registration Statement are the following documents heretofore filed by Hartford Life, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

(a) The Company's latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act;

(b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above;

(c) The description of the Company's Common Stock, par value $.01 per share (the "Common Stock"), contained in a registration statement filed under the Exchange Act, and any amendment or report filed for the purpose of updating such description; and

(d) The Company's Registration Statement on Form S-8 (File No. 333-28807) of the Plan.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the dates of filing of such documents.

Item 4.   Description of Securities

Not applicable.

Item 5.   Interests of Named Experts and Counsel

None.

Item 6.   Indemnification of Directors and Officers

         The Delaware General Corporation Law (the "Delaware Law") permits a Delaware corporation to include a provision in its Certificate of Incorporation, and the Company's Amended and Restated Certificate of Incorporation so provides, eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions and (iv) any transaction from which a director derives an improper personal benefit. Under Delaware law, directors and officers may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a "derivative action")) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In derivative actions, indemnification extends only to expenses (including attorneys' fees) actually and reasonably incurred in connection with defense or settlement of such an action and, in the event such person shall have been adjudged to be liable to the corporation, only to the extent that a proper court shall have determined that such person is fairly and reasonably entitled to indemnity for such expenses.

         The Company's Bylaws provide that directors and officers shall be, and at the discretion of the Board of Directors, nonofficer employees may be, indemnified by the Company to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Company and further permits the advancing of expenses incurred in defending claims. The Bylaws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any Bylaw, agreement, vote of stockholders or otherwise. The Company's Certificate of Incorporation contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. This provision does not alter a director's liability under the Federal securities laws. In addition, this provision does not affect the availabi-lity of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

         The Company maintains directors' and officers' reimbursement and liability insurance pursuant to standard form policies. The risks covered by such policies include certain liabilities under the securities law.

Item 7.   Exemption from Registration Claimed

Not applicable.

Item 8.   Exhibits

         An Exhibit Index, containing a list of all exhibits filed with this Registration Statement, is included with this filing. Additionally, the Company hereby undertakes to (i) submit The Hartford Investment and Savings Plan (the "Plan") and any amendment thereto to the Internal Revenue Service (the "IRS") in a timely manner and (ii) make all changes required by the IRS in order to qualify the Plan under Section 401(a) of the Internal Revenue Code of 1986, as amended.

Item 9.   Undertakings

         (a)      Rule 415 Offering. The undersigned Company hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                  (i) include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act"), unless the information is contained in periodic reports filed by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

                  (ii) reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless the information is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

                  (iii) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the termination of the offering.

         (b) Subsequent Exchange Act Documents. The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange
Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------

         The Company. Pursuant to the requirements of the Securities Act and the attached Powers of Attorney filed herewith, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut on the 31st day of March, 2000.

                              HARTFORD LIFE, INC.


                              By: /s/ Amy Gallent
                                    -------------------
                              Amy Gallent
                              As Attorney-In-Fact


         The Plan. Pursuant to the requirements of the Securities Act, the named fiduciary of The Hartford Investment and Savings Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on the 31st day of March, 2000.

                              THE HARTFORD INVESTMENT AND SAVINGS
                              PLAN


                              By: /s/ Randall L. Kiviat
                                  -----------------------
                              Chairman of the Pension
                              Administration Committee (the Named Fiduciary)

                                INDEX TO EXHIBITS


Exhibit No.                         Description of Exhibit

   5     Opinion of Debevoise & Plimpton (filed herewith)

23.1     Consent of Arthur Andersen LLP, Independent Public Accountants
         (filed herewith)

23.2     Consent of Debevoise & Plimpton (included in Exhibit 5)

  24     Powers of Attorney (filed herewith)

99(i) The Hartford Investment and Savings Plan (as Amended and Restated effective January 1, 1999) (filed herewith)
